                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


Filed by the Registrant     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[X]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12


                          FOAMEX INTERNATIONAL INC.
              (Name of Registrant as Specified In Its Charter)


          (Name of Person(s) Filing Proxy Statement, if other
                           than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]       $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
	  or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

[ ]       Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and
	  0-11.

         1)  Title of each class of securities to which transaction applies:

         2)  Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)  Proposed maximum aggregate value of transaction:

	 5)  Total fee paid:


[X]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

	 2)  Form, Schedule or Registration Statement No.:

	 3)  Filing Party:

	 4)  Date Filed:

                      [GRAPHIC OMITTED - COMPANY LOGO]





                            FOAMEX INTERNATIONAL INC.
                              1000 Columbia Avenue
                           Linwood, Pennsylvania 19061



Dear Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 1996 Annual Meeting of Stockholders which will be held on Thursday, May 23, 1996, at 10:30 a.m., local time, at the Company's offices, 1000 Columbia Avenue, Linwood, Pennsylvania. All holders of the Company's outstanding common stock as of April 1, 1996 are entitled to vote at the Annual Meeting.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and Officers will be present at the Annual Meeting to respond to any questions you may have.

Please sign, date and return the enclosed Proxy Card in the envelope provided as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you plan to attend the meeting, please mark the box on the Proxy Card.

                                    Very truly yours,


                                    MARSHALL S. COGAN
                                    CHAIRMAN OF THE BOARD

                            FOAMEX INTERNATIONAL INC.

                          -----------------------------

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 23, 1996

                          ------------------------------


         The Annual Meeting of Stockholders of Foamex International Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, on Thursday, May 23, 1996, at 10:30 a.m., local time, for the purpose of considering and acting upon the following matters, which are described more fully in the accompanying Proxy Statement:


          (a) To amend the Company's Restated Certificate of Incorporation to provide for a single class of directors;

          (b) To elect nine directors to serve until the 1997 annual meeting of stockholders or until their respective successors are duly elected and qualified;

          (c)   To amend the Company's  Restated  Certificate of
          Incorporation  to eliminate the Company's Class A Common
          Stock;

          (d) To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ending
          December 29, 1996 ("Fiscal 1996");  and

          (e) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Holders of Common Stock of record at the close of business on April 1, 1996 (the "Record Date") are entitled to vote at the Annual Meeting and any adjournment thereof. A list of stockholders of the Company as of the Record Date will be available for inspection during business hours through May 22, 1996, at the Company's offices, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, and will also be available for inspection at the Annual Meeting.

         Stockholders are requested to complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope which has been provided for your convenience and which requires no postage if mailed in the United States. The prompt return of proxy cards will ensure a quorum. Any stockholder present at the Annual Meeting may revoke his or her proxy, and vote personally on all matters brought before the Annual Meeting.

                                      By Order of the Board of Directors,



                                      PHILIP N. SMITH, JR.
                                      SECRETARY

                         FOAMEX INTERNATIONAL INC.

                           1000 Columbia Avenue
                        Linwood, Pennsylvania 19061



			      ---------------
		              PROXY STATEMENT
			      ---------------



                       ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Foamex International Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, May 23, 1996, at 10:30 a.m., local time, at the offices of the Company, 1000 Columbia Avenue, Linwood, Pennsylvania 19061, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. It is expected that the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be mailed to stockholders entitled to vote at the Annual Meeting commencing on or about May 7, 1996.

         Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Foamex International Inc., Investor Relations, 375 Park Avenue, 11th Floor, New York, New York 10152, (212) 230-0400. To provide the Company sufficient time to arrange for reasonable assistance, please submit all requests by May 15, 1996.

Record Date and Voting Securities

         Stockholders can ensure that their shares are voted at the Annual Meeting by signing and returning the enclosed proxy card in the envelope provided. The submission of a signed proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Stockholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the Secretary of the Company a written revocation or a proxy bearing a later date. The presence at the Annual Meeting of a stockholder who has signed a proxy does not itself revoke that proxy unless the stockholder attending the Annual Meeting files written notice of revocation of the proxy with the Secretary of the Company at any time prior to the voting of the proxy.

         Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted FOR the proposals submitted for approval. The proxy card provides space for a stockholder to withhold voting for any or all nominees to the Board of Directors or to abstain from voting for any proposal if the stockholder chooses to do so. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting.

         The Board of Directors has fixed the close of business on April 1, 1996 as the record date (the "Record Date") for the determination of the stockholders of the Company who are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 25,457,148 shares of common stock, par value $0.01 per share (the "Common Stock"), excluding treasury shares.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock is necessary to constitute a quorum. The holders of Common Stock are entitled to one vote for each share held on the Record Date.

                THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The Board of Directors held four meetings during the year ended December 31, 1995 ("Fiscal 1995") and acted by written consent seven times. No director attended less than 75% of the board and committee meetings scheduled during Fiscal 1995. The Board of Directors had originally scheduled four regular meetings during Fiscal 1996; however, the meeting scheduled to be held in March 1996 was canceled. On April 2, 1995 and November 2, 1995, Frank G. Zarb and Sidney Harman, respectively, resigned as directors of the Company. In connection with Mr. Zarb's resignation, the Board of Directors of the Company reduced the number of directors constituting the entire Board from nine to eight members. In February 1996, the Board of Directors voted to increase the number of directors constituting the entire Board to nine members.

Committees of the Board of Directors

         The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Stock Option Plan Committee. The Company does not have a standing committee on nominations. The principal responsibilities of each committee are described in the following paragraphs.

         Executive Committee. The Executive Committee held one meeting in Fiscal 1995. It is comprised of Marshall S. Cogan, who serves as its Chairman, Robert
J. Hay and John Rallis. The Executive Committee's primary function is to assist the Board of Directors by acting upon matters when the Board is not in session. The Executive Committee has the full power and authority of the Board, except to the extent limited by law or the Company's Restated Certificate of Incorporation or By-Laws.

         Audit Committee. The Audit Committee held two meetings in Fiscal 1995. It is comprised of Etienne Davignon, who serves as its Chairman, Robert J. Hay and John V. Tunney, all of whom are non-employee directors. The Audit Committee is responsible for overseeing the Company's financial reporting process. The Audit Committee consults with management and the Company's independent accountants during the year on matters related to the annual audit, internal controls, the published financial statements, and the accounting principles and auditing procedures being applied. The Audit Committee also recommends a firm of certified independent accountants to serve as the Company's independent accountants, authorizes all audit fees and other professional services rendered by the accountants and periodically reviews the independence of the accountants.

         Compensation Committee. On May 18, 1995, the Board of Directors dissolved the Compensation and Stock Option Plan Committee (the "Compensation/SOP Committee") and formed two separate committees. Prior to that time the Compensation and Stock Option Committee held one meeting. The Compensation Committee held one meeting during Fiscal 1995. It is comprised of John V. Tunney, who serves as its Chairman, Stuart J. Hershon and Carl Spielvogel, all of whom are non-employee directors. The Compensation Committee reviews and recommends to the Board of Directors the compensation to be paid to the executive officers of the Company.

         Stock Option Plan Committee. The Stock Option Plan Committee is comprised of John V. Tunney, who serves as its Chairman, and Stuart J. Hershon. The Stock Option Plan Committee administers and makes awards under the Company's Stock Option Plan. The Stock Option Plan Committee held two meetings during Fiscal 1995.

Compensation of Directors

         In 1993, the Company instituted the Foamex International Inc. Non-Employee Director Compensation Plan (the "Non-Employee Plan"), to provide compensation to its non-employee directors (the "Outside Directors"). Pursuant to the Non-Employee Plan, each Outside Director receives an annual retainer of $50,000, payable in cash or Common Stock, and a $1,000 fee for each meeting of the Board of Directors attended by such Outside Director. In addition, for serving on a committee of the Board of Directors, each Outside Director receives a $1,000 fee for each meeting of such committee attended by such Outside Director and Outside Directors who serve as Chairman of a Committee receive an additional fee of $1,000 per meeting attended. Messrs. Davignon, Hershon and Spielvogel elected to receive their director and meeting fees for Fiscal 1995 in shares of the Company's Common Stock. Mr. Tunney elected to receive his payment in cash. Currently, there are four Outside Directors of the Company and five employee directors. Robert J. Hay, who was previously employed by the Company, retired in December 1995, and is now considered to be an Outside Director. All directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. Directors who are also employees of the Company or its subsidiaries receive no cash compensation for serving as Directors or as members of Board committees.

    ELIMINATION OF CLASSES AND STAGGERED TERMS OF THE BOARD OF DIRECTORS

         The Company's Restated Certificate of Incorporation currently provides that the Board of Directors, other than those, if any, elected by the holders of any series of the Company's preferred stock, shall be divided into three classes of directors serving staggered three-year terms, with the number of directors in each class to be as nearly equal as possible. These provisions were intended to enhance the likelihood of continuity and stability on the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. Approximately 49% of the Company's outstanding Common Stock is held by the Company's principal stockholder and officers, directors and employees of the Company. Therefore, the Board of Directors does not believe that such provisions are necessary or beneficial to the Company.

         The Board of Directors has unanimously approved, and recommends that the stockholders approve, an amendment to the Company's Restated Certificate of Incorporation (the "Board Term Amendment") to eliminate the division of directors into three separate classes with staggered three-year terms and to provide for the election of a single class of directors at each annual meeting of stockholders. A draft of the proposed Board Term Amendment is attached hereto as Exhibit A.

Vote Required

         The affirmative vote of at least two-thirds of the outstanding shares of Common Stock of the Company is required for approval of the Board Term Amendment.

         The Board of Directors recommends a vote "FOR" the proposed Board Term Amendment.

                         ELECTION OF DIRECTORS

         Upon approval of the Staggered Term Amendment, the Company will have only one class of directors who will be elected at each annual meeting of stockholders. Each director whose term would not have expired until the annual meetings of stockholders to be held in 1997 or 1998 has signed a waiver to the expiration of his staggered election term and has agreed to sit for re-election this year. Accordingly, nine directors have been nominated by the Board of Directors for re-election and to serve in such capacity for a term of one year until the 1997 Annual Meeting of Stockholders.

         Unless otherwise specified in the proxy, it is the intention of the persons named in the proxies solicited by the Board of Directors to vote FOR the nine nominees whose biographies are set forth below. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted, at the discretion of the holders thereof, for other nominees supported by the Board of Directors in lieu of those unable to serve.

Name and Principal Occupation    Age and Biographical Information
- - - -----------------------------    --------------------------------

SALVATORE J. BONANNO             Salvatore "Sam" J. Bonanno, 55, has been
 Executive Vice President of     Executive Vice President of Manufacturing,
 Manufacturing, Corporate        Corporate Planning of the Company and
 Planning of the Company,        President of Foamex L.P., a Delaware limited
 and President of Foamex L.P.    partnership and a subsidiary of the Company
                                 engaged in the foam business ("Foamex L.P."), since July 1995 and a director of the Company since February 1996. Prior to joining the Company, Mr. Bonanno was employed with Chrysler Corporation for thirty years, most recently serving as the General Manager of International Manufacturing Operations. Mr.
                                 Bonanno currently serves on the Industrial
                                 Advisory Board of Lawrence Livermore National
                                 Laboratories.


MARSHALL S. COGAN              Marshall  S.  Cogan,  58,  has been the
  Chairman of the Board and    Chairman of the Board and Chairman  of the
  Chief Executive Officer of   Executive Committee of the Company  since its
  the Company and Chairman     inception in September 1993 and Chief
  and Chief Executive Officer  Executive Officer since January 1994.  Mr.
  of Trace International       Cogan served as Vice Chairman of Foamex L.P.
  Holdings, Inc.               from January 1993 until January 1994.  Mr.
                               Cogan has been a director of Trace Foam
                               Company, Inc., formerly known as '21' Foam
                               Company, Inc.  ("Trace Foam"), since December
                               1991 and the Chairman of the Board and
                               President of Trace Foam and its wholly-owned subsidiary Trace Foam Sub, Inc., formerly known as '21' Foam Sub, Inc. ("Trace Foam
                               Sub"), since January 1992 and March 1995, respectively. Mr. Cogan has also served as a director of JPSGP Inc. ("JPSGP"), the managing general partner of JPS Automotive
                               L.P.  ("JPS Automotive"), and JPS Automotive
                               Products Corp. ("Products Corp"), which are subsidiaries of the Company, since October and June of 1994, respectively. Mr. Cogan has served as a director of Perfect Fit

                               Industries, Inc.  ("Perfect Fit"), a
                               subsidiary of the Company, since November
                               1993. Mr. Cogan has been the principal stockholder, Chairman or Co-Chairman of the Board and Chief Executive Officer or Co-Chief Executive Officer of Trace International Holdings, Inc., formerly known as '21' International Holdings, Inc. ("Trace Holdings"), since 1974. He has also been a member of the Board of Directors of United Auto Group, Inc. ("UAG"), the fourth largest retailer of automobiles in the United Stated and an affiliate of Trace Holdings, since November 1990, and of Recticel s.a. ("Recticel") since February 1993. Additionally, Mr. Cogan serves on the Board of Directors of the American Friends of the Israel Museum and the American Ballet Theater, the Board of Trustees of The Museum of Modern Art, the Boston Latin School and New York University Medical Center. Mr. Cogan also serves on several committees of Harvard University.

ETIENNE DAVIGNON               Etienne  Davignon,  63, has been a director of
  Chairman of Societe          the Company since December  1993. Mr.  Davignon
  Generale de Belgique         has been the Chairman of Societe Generale de
                               Belgique, a Belgian bank and holding company, and a director of its subsidiary Recticel since
                               April 1989. Mr. Davignon was a Vice President of the EEC Commission in charge of industry, research and energy from 1977 through 1984. He was the first President of the International
                               Energy Agency. Mr. Davignon currently serves as a director of, among other companies, Generale de Banque s.a., Gilead Sciences,
                               Compagnie de Suez s.a., Solvay s.a. and Kissinger Associates. Mr. Davignon also serves as a member of the International
                               Advisory Board of Fiat S.p.A.  He is the
                               Chairman of the Association for the Monetary
                               Union of Europe, the Paul-Henri Spaak
                               Foundation and the Royal Institute for
                               International Relations and is a member of the European Roundtable of Industrialists, chairing the working group on Trade and Investment.

ANDREA FARACE                  Andrea  Farace,  40, has been a director of the
  President of Trace           Company since February 1996. Mr. Farace has
  International Holdings, Inc. been President and a director of Trace Holdings since December 1994 and December 1993,
                               respectively. Prior to that, Mr. Farace held several executive positions within Trace
                               Holdings beginning in April 1991. Mr. Farace was Senior Executive of C.I.R S.p.A. from May
                               1990 to March 1991.  Prior to that,  Mr.
                               Farace was a Managing Director at Shearson
                               Lehman Hutton, Inc. Mr. Farace is a director of Trace Foam and CHF Industries, Inc., both of which are subsidiaries of Trace Holdings as well as Atlantic Auto Finance, Inc., an affiliate of Trace Holdings, and General Felt
                               Industries, Inc.  ("General Felt") and Foamex
                               Capital Corporation, both of which are
                               subsidiaries of the Company.  Additionally, Mr.
                               Farace is a director of the Managed  High
                               Income Portfolio, Inc. and a member of the Advisory Board of the Italy Fund, both of which are NYSE-listed mutual funds.

ROBERT J. HAY                  Robert Hay, 70, has been the Chairman  Emeritus
  Chairman Emeritus            and a director of the Company  since its
                               inception in September 1993. Mr. Hay served as Chairman and Chief Executive Officer of
                               Foamex L.P.  from January 1993 until January
                               1994.  Mr.  Hay was President of Foamex L.P.
                               and its predecessor from 1972 through 1992.
                               Mr.  Hay began his career as a chemist with The
                               Firestone Tire and Rubber Company, a
                               predecessor of Foamex L.P., in 1948.

STUART J. HERSHON              Stuart  Hershon,  58, has been a director of
  Orthopedic Surgeon           the Company since December  1993. He was a
                               member of the Board of Directors of Trace
                               Holdings from April 1986 until May 1994. He is a board certified, practicing orthopedic surgeon at North Shore University Hospital and at Columbia Presbyterian Medical Center in
                               New York where he is an assistant clinical professor of orthopedic surgery. Dr. Hershon has served as orthopedic consultant and team physician for certain New York area professional sports teams.

JOHN RALLIS                    John Rallis,  58, has been a director of the
  President and Chief          Company since its inception in September 1993
  Operating Officer of the     and has been the President and Chief Operating
  Company                      Officer of the Company since January 1994.  Mr.
                               Rallis served as President of Foamex L.P.
                               from January 1994 until July 1995. Prior to that, Mr. Rallis served as a Senior Vice
                               President of the Company and Foamex L.P. from September 1993 until January 1994. Mr. Rallis has been a director of JPSGP and Products Corp since October and June of 1994, respectively.
                               He held various managerial and executive positions with The General Tire & Rubber
                               Company beginning in 1962 prior to becoming
                               President of the foam operations of that company in 1977. In 1980, Mr. Rallis became
                               Chairman and Chief Executive Officer of Great
                               Western Foam Products Corporation and certain related entities ("Great Western"), which was acquired by the Company in 1993.


CARL SPIELVOGEL                Carl  Spielvogel,  67, has been a director of
  Chairman and Chief           the Company since December  1993.  Since
  Executive Officer of         November 1994, Mr.  Spielvogel has been
  United Auto Group, Inc.      Chairman and Chief Executive Officer of UAG.
                               Mr.  Spielvogel was Chief Executive Officer,
                               Chairman of the Board and Chairman of the Executive Committee of Bates Worldwide, Inc., formerly Backer Spielvogel, Bates Worldwide,
                               Inc.  ("Bates Worldwide") from July 1987 until
                               October 1994.  Mr.  Spielvogel was Chairman and
                               Chief Executive Officer of Backer & Spielvogel,
                               Inc., a predecessor of Bates Worldwide of which he was the founder, from 1979 to 1987. Prior to that, Mr. Spielvogel was Vice Chairman,
                               Chairman of the Executive Committee and a member of the Board of Directors of the Interpublic Group of Companies, Inc.
                               ("Interpublic"), with which he was associated from 1960 to 1979. Before joining
                               Interpublic's parent group in 1972, he was Chairman of the Executive Committee, Executive
                               Vice President and General Manager of
                               McCann-Erickson, Inc., Interpublic's largest operating subsidiary. Mr. Spielvogel is a director of Hasbro, Inc., Alliant Foodservice,
                               Inc.  (formerly Kraft Foodservice, Inc.) and
                               Data Broadcasting Corporation. Mr. Spielvogel is a member of the Board of Trustees and the Executive Committee of the Metropolitan Museum of Art, Lincoln Center and Mt. Sinai Hospital, and is a member of the Board of Directors of The Philharmonic-Symphony Society of New York,
                               Inc. He is also a member of the Council of Foreign Relations and the Broadcasting Board of
                               Governors of the U.S.  Government.

JOHN V. TUNNEY                 John Tunney,  61, has been a director of the
 Chairman of the Board of      Company since May 1994.  He has been Chairman
 Cloverleaf Group, Inc.        of the Board of Cloverleaf Group, Inc., an
                               investment company, since 1981, President of John V. Tunney & Associates, Inc. since 1991 and Chairman of the Board of Logan
                               Manufacturing Company since 1993. Mr. Tunney has served as Vice Chairman of the Board of the Corporate Fund for Housing since 1988. Mr.
                               Tunney served as a U.S. Senator from the State of California from 1971 until 1977. Prior to that, Mr. Tunney served as a member of Congress from the 38th district of California from 1965 until 1971. Mr. Tunney currently serves as a member of the Board of Directors of The Prospect Group, Inc., Garnet Resources
                               Corporation, Illinois Central Railroad Corp.,
                               Enterprise Plan, Inc.  and The Forschner Group.



Vote Required

         The affirmative vote of a plurality of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required for the election of directors of the Company.

         The Board of Directors recommends a vote "FOR" election of the nominees listed above.

                 OWNERSHIP OF COMMON STOCK OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of April 1, 1996, regarding the beneficial ownership of Common Stock by (i) each stockholder who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder has (i) sole voting and investment power with respect to such stockholder's shares of stock, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to such stockholder's shares of stock.


 Name and Address of Beneficial Owners                   Beneficial
 -------------------------------------                 Ownership (1)(2)
                                                       Number of Shares                    % of Class Outstanding
                                                       ----------------                    ----------------------

 Trace International Holdings, Inc. (2)                   11,349,900                                 44.6%
 375 Park Avenue, 11th Floor
 New York, New York  10152

 Trace Foam Sub, Inc. (2)                                  7,000,247                                  27.5
 375 Park Avenue, 11th Floor
 New York, New York  10152

 Lion Advisors, L.P. (3)                                   3,347,421                                  13.1
 1301 Avenue of the Americas
 New York, New York  10019

 Apollo Advisors, L.P. (3)                                 3,347,421                                  13.1
 2 Manhattanville Road
 Purchase, New York  10577

 Farmers Group, Inc. (4)                                   1,347,100                                   5.3
 4680 Wilshire Blvd.
 Los Angeles, California  90010

 Marshall S. Cogan (2) (5)                                11,734,900                                  46.1

 Jerry A. Burns(5)                                               710                                     *

 Murphy L. Fontenot(6)                                        64,097                                     *

 Philip N. Smith, Jr.(5)                                      10,000                                     *

 Dean C. Gaskins(5)                                              710                                     *

 John Rallis                                                 359,813                                   1.4

 Salvatore J. Bonanno(5)                                      30,000                                     *

 Etienne Davignon                                             15,527                                     *

 Robert J. Hay                                                 5,000                                     *

 Andrea Farace                                                 2,000                                     *

 Stuart J. Hershon (7)                                        27,973                                     *

 Carl Spielvogel                                              22,763                                     *

 John V. Tunney (8)                                           12,200                                     *

 All executive officers and directors                     12,235,650                                 48.1%
   as a group (19 persons)(2)(5)(6)(7)(8)



- - - ----------------------
*        Less than 1%.

(1) Each named person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants and rights, if any, and such securities are deemed to be outstanding for purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted. Each Named Executive Officer (as defined herein) elected to exchange his options under the Stock Exchange Program pursuant to which none of their options will be exercisable until December 1996 (other than Mr. Fontenot, whose options were terminated in February in connection with his termination of employment); therefore, no such options have been included above.

 (2) Trace Foam Sub is wholly-owned by Trace Foam, which, in turn, is wholly-owned by Trace Holdings. The number of shares beneficially owned by Trace Holdings includes the shares beneficially owned by Trace Foam Sub. Additionally, 50,000 shares of the Common Stock reported herein are held in trust for the exclusive benefit of participants under the Trace International Holdings, Inc. Retirement Plan for Salaried Employees. Marshall S. Cogan, Chairman of the Board and President of each of Trace Foam Sub and Trace Foam, is the Chairman of the Board, Chief Executive Officer and majority stockholder of Trace Holdings. Mr. Cogan disclaims beneficial ownership of the Common Stock owned by Trace Foam Sub or Trace Holdings.

(3) Lion Advisors, L.P. ("Lion"), pursuant to an investment advisory contract with its client, Marely I s.a. ("Marely"), possesses the sole power to vote and dispose of 1,548,710 of the indicated shares, which shares are held for the account of Marely. Apollo Advisors, L.P., which is an affiliate of Lion, possesses the sole power to vote and dispose of 1,798,711 of the shares in its capacity as managing general partner of AIF II, L.P., for whose account the shares are held. The Common Stock presented in the table includes 531,174 shares of Common Stock issuable to Marely and 531,175 shares issuable to AIF II, L.P. upon the exercise of warrants exercisable at any time on or before October 12, 1999 at an exercise price of approximately $12.30 per share.

(4) Farmers Group, Inc. ("Farmers") is the beneficial owner of the shares reported herein through various subsidiaries of Farmers, by insurance exchanges for which Farmers acts as attorney-in-fact or by benefit plans for employees of Farmers and its subsidiaries for which Farmers has investment discretion. BAT Industries p.l.c. may be deemed to be the beneficial owner of such shares by indirectly owning 100% of the issued and outstanding stock of Farmers.

(5) Includes, as of December 31, 1995 (the latest available date for such information), shares of the Company's Common Stock held by officers and directors under the Company's 401(k) Plan or 401(k) Plans of its subsidiaries. In the above table (i) 710 of such shares have been included for each of Messrs. Burns and Gaskins under the JPS Automotive 401(k) Plan; and (ii) 3,724 of such shares have been included for All Executive Officers and Directors as a Group under the Company's and JPS Automotive's 401(k) Plans, as applicable. Includes 2,450 shares of Common Stock held by the immediate family members of an executive officer, as to which such executive officer disclaims beneficial ownership.

(6) Mr. Fontenot resigned as an officer of the Company and its subsidiaries in February 1996. The shares beneficially owned by him have not been included in the total ownership of officers and directors as a group.

(7) Includes 1,075 shares of Common Stock held in a trust of which Dr. Hershon is the sole trustee.

(8) Includes 9,000 shares of Common Stock held in a trust of which Mr. Tunney serves as a co-trustee.



                               EXECUTIVE OFFICERS

         Executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. A brief biography of each executive officer of the Company who served during 1995 is provided below (other than Messrs. Bonanno, Cogan and Rallis, whose biographies are set forth above).

         William H. Bundy, 55, has been a Senior Vice President of the Company since March 1994 and Senior Vice President of Manufacturing Operations of Foamex L.P. since October 1995. Mr. Bundy served as a director of the Company from September 1993 until May 1994. Mr. Bundy served as President and Chief Operating Officer of the Company from September 1993 until January 1994 and as President and Chief Operating Officer of Foamex L.P. from January 1993 until January 1994. Mr. Bundy was Senior Vice President of Manufacturing of Foamex L.P. from 1984 through 1992. Mr. Bundy began his career as a production manager for the predecessor to Foamex L.P. in 1967.

         Leonard P. Gineitis, 49, has been the Senior Vice President of Procurement since January 1995. Prior to that, Mr. Gineitis was Vice President of Purchasing of Sealy, Inc. from November 1990 until December 1994 and Director of Corporate Purchasing of Invacare Corporation from October 1988 until November 1990. Prior to that, Mr. Gineitis was the Supervisor of Purchasing for the Intelligent Motion Controls division of Allen Bradley & Company from September 1984 until 1988.

         Kenneth R. Fuette, 51, has been the Senior Vice President - Finance, Chief Financial Officer and Chief Accounting Officer since January 1996. Prior to that Mr. Fuette served as a Vice President of the Company or its predecessors from 1983 to 1995 and as Controller of the Company or its predecessors from 1977 to 1995.

         Paul A. Haslanger, 49, has been the Senior Vice President of Manufacturing of the Company since its inception in September 1993 and Senior Vice President of Strategic Planning and the Technical Products Segment Group since October 1995. Mr. Haslanger has been Senior Vice President of Manufacturing of Foamex L.P. since February 1993. Mr. Haslanger was Vice President of Manufacturing of Foamex L.P. and its predecessor from 1984 through January 1993. He began his career with the predecessor to Foamex L.P. in 1969.

         Barry Zimmerman, 58, has been the Senior Vice President of Productivity and Quality of Foamex L.P. since October 1995 and Chairman, President and a director of Foamex Latin America, Inc. since September
1993. Mr. Zimmerman has been a Senior Vice President or Vice President and Managing Director of Trace Holdings since October 1986. Prior to that,
Mr. Zimmerman held several executive positions within Trace Holdings beginning in August 1978. Mr. Zimmerman has been a director of Trace Foam since October 1990. Mr. Zimmerman has served as director of General Felt since March 1993 and Foamex Capital Corporation since July 1992.

         Philip N. Smith, Jr., 53, has been Vice President, Secretary and General Counsel of the Company since its inception in September 1993. Mr. Smith has been the Secretary of Trace Foam since its inception in October 1990 and a Vice President of Trace Foam since December 1991. Mr. Smith has been a Vice President or Senior Vice President and the Secretary and General Counsel of Trace Holdings since January 1988 and has overseen and been actively involved in transaction negotiations, litigation, stockholder and director relations and other corporate legal matters. Prior to joining Trace Holdings, he was the sole shareholder of a professional corporation which was a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

         Jerry A. Burns, 56, has been a director, Chairman and Chief Executive Officer of Products Corp since February 1994 and Chief Executive Officer of JPS Automotive since June 1994. Mr. Burns has been a Vice President and director of JPSGP since October 1994 and has been its Chairman of the Board since May 1995. Prior to the formation of Products Corp, Mr. Burns was Chief Executive Officer of JPS Auto Inc. ("JPS Auto") beginning in January 1992 and from September 1990 to January 1992, he was Executive Vice President -- Operations. Mr. Burns joined JPS Auto in November 1988 as Vice President -- Manufacturing. From October 1985 until 1988, Mr. Burns was Vice President -- Manufacturing Services for a division of Springs Industries, Inc. For 21 years prior thereto, Mr. Burns held various other general management and financial positions in the textile industry.

         Robert B. Sparks, 48, has been a director and President of Products Corp since February 1994 and President of JPS Automotive since June 1994. Mr. Sparks has been a director of JPSGP since October 1994. Prior to the formation of Products Corp, Mr. Sparks was President of JPS Auto from September 1985 until June 1994. From 1982 to September 1985, he was Vice President -- Marketing and prior thereto held various other positions in marketing, product development and technical services within JPS Auto and JP Stevens Inc. since 1973.

         Dean C. Gaskins, 51, has been a director and Executive Vice President of Products Corp since February 1994 and Executive Vice President of JPS Automotive since June 1994. Mr. Gaskins was appointed Chief Operating Officer of JPS Automotive in September 1995. Mr. Gaskins has been a director of JPSGP since June 1994. Mr. Gaskins has served as Executive Vice President of Cramerton Automotive Products L.P., a majority-owned subsidiary of JPS Automotive, since March 1992. Prior thereto, Mr. Gaskins held a variety of positions with Milliken & Company, a large, diversified textile manufacturer, from 1969 until 1992.

         David E. Bright, 39, has been Vice President, Director of Communications of the Company since March 1994. Prior to joining the Company, Mr. Bright served as the Vice President of Communications for The Knoll Group from 1989 until 1993 and as Vice President of Communications for Knoll International Inc., its predecessor company, from 1987 until 1989.




                       COMPENSATION OF EXECUTIVE OFFICERS

Compensation

         The following Summary Compensation Table contains information concerning annual and long-term compensation provided to the Chief Executive Officer and each of the four next most highly compensated executive officers of the Company in Fiscal 1995 (the "Named Executive Officers") for services rendered in all capacities during the fiscal years 1995, 1994 and 1993.


                         Summary Compensation Table (1)

                                                                                        Long-Term
                                          Annual Compensation                          Compensation
                                          -------------------                          ------------
                                                                                   Awards
                                                                                   ------
Name and Principal Position         Year        Salary          Bonus            Securities
- - - ---------------------------         ----        ------          -----            Underlying               All Other
                                                                               Options/SARs(2)          Compensation (3)
                                                                               ---------------          ----------------
Marshall S. Cogan(4)                1995        $750,000           --                                          --
 Chairman of the Board,             1994         750,000           --               229,167                    --
 Chief Executive Officer            1993         452,727           --                    --                    --
                                                                                    750,000
Jerry A. Burns(3)(6)                1995         250,000      $82,908                49,107                $2,821
 Senior Vice President of the       1994         125,000      365,653                75,000                   963
  Company and Chairman and Chief    1993              --           --                    --                    --
  Executive Officer of JPS
  Automotive

Dean C Gaskins(2)(3)(6)             1995         212,083      130,093                41,353                 2,954
 Executive Vice President and       1994          88,615       72,500                30,000                   977
Chief Operating Officer of          1993              --           --                    --                    --
JPS Automotive

Philip N. Smith, Jr.(3)(5)          1995         315,000           --                 7,028                 3,202
 Vice President and General         1994         315,000      110,000                    --                 1,140
 Counsel                            1993          83,330           --                15,000                    --

Murphy L. Fontenot(3)(7)(8)         1995         298,000      224,583                    --                 3,451
 Senior Vice President of           1994         277,667      224,583                    --                 4,665
 the Company and President of       1993          32,167      198,162                25,000                   352
 Perfect Fit


- - - --------------------
(1) Because none of the Named Executive Officers received (i) perquisites in excess of the lesser of $50,000 or 10% of their reported salary and bonus, (ii) any other annual compensation required to be reported, (iii) LTIP payouts or (iv) any restricted stock awards, information relating to "Other Annual Compensation", "LTIP Payouts" and "Restricted Stock Awards" is inapplicable and has therefore been omitted from the table.

(2) On December 6, 1995, the Stock Option Plan Committee approved a stock option exchange program (the "Stock Option Exchange Program") which permitted optionees of record as of that date to exchange all options previously granted to be exchanged for new options priced at the fair market value ("FMV") share price as of the close of business on that date. The number of new options (the "New Options") to be exchanged for previously granted options (the "Old Options") was determined on the basis of the ratio of the FMV on December 6, 1995 to the FMV or the discount share value of the options when originally granted. The table above indicates the number of New Options issued to the Named Executive Officers in exchange for their Old Options. See "Company Stock Option Plan". Mr. Gaskins was awarded 30,000 additional options to purchase stock in September 1995 pursuant to his employment agreement. The above table indicates the number of New Options issued to Mr. Gaskins pursuant to the Stock Option Exchange Program.

(3) The amounts shown represent (i) the Company's matching contribution to the Company's 401(k) plan on behalf of Mr. Smith; (ii) Perfect Fit's matching contribution to Perfect Fit's 401(k) plan on behalf of Mr. Fontenot and (iii) JPS Automotive's matching contribution to JPS Automotive's 401(k) plan on behalf of Messrs. Burns and Gaskins. Mr. Smith did not participate in the Company's 401(k) plan in 1993.

(4) Marshall S. Cogan was elected Chairman of the Board of the Company in September 1993 and Chief Executive Officer of the Company and Foamex L.P. in January 1994. The salary set forth in the chart was paid by the Company in 1993, which amount was reimbursed to the Company by Trace Holdings.

(5) The compensation for Mr. Smith in 1993 represents compensation for only part of the year.

(6) The compensation reported for Messrs. Burns and Gaskins in 1994 represents compensation for only part of the year paid after the acquisition, through JPS Automotive, of the business and assets of the automotive products and industrial fabrics divisions of JPS Textile Group, Inc. ("JPS Textile") (the "JPS Automotive Acquisition").

(7)      Mr. Fontenot resigned from the Company and Perfect Fit in February
	 1996.

(8) The compensation reported for Mr. Fontenot in 1993 includes compensation for only part of the year paid after the Company's acquisition of Perfect Fit.

Employment Agreements

         In connection with the JPS Automotive Acquisition, the Company and JPS Automotive entered into an employment agreement with Jerry A. Burns, Chief Executive Officer of JPS Automotive. The agreement provides for a three-year term commencing on July 22, 1994, and automatically renews for additional one-year terms unless notice of termination is given by the JPSGP Board of Directors. The agreement provides that as compensation for all services rendered, Mr. Burns will receive compensation of $250,000 per year plus salary increases and bonuses during the term of the agreement at the discretion of the JPSGP Board of Directors. Additionally, Mr. Burns may participate in certain other bonus plans specified in his employment agreement contingent on JPS Automotive achieving certain performance and EBITDA levels, may participate in employee benefit plans on the same basis as other senior officers of JPS Automotive and may be granted such other perquisites as Mr. Burns and the JPSGP Board of Directors may agree upon. Mr. Burns' employment agreement further provides for the grant by the Company's Compensation Committee to Mr. Burns of non-qualified options to purchase 75,000 shares of Common Stock at a per share price equivalent to the closing price of the Common Stock on June 28, 1994, which options were exercisable on the date of grant as to 20% of the Common Stock subject thereto, and an additional 20% exercisable on each of the first four anniversaries of the date of grant. On December 6, 1995, Mr. Burns elected to exchange these options pursuant to the Stock Option Exchange Program. (See "Company Stock Option Program -- Stock Option Exchange Program"). In the event Mr. Burns' employment agreement is terminated for any reason other than for "cause" or "good reason" (as such terms are defined in the agreement), Mr. Burns is entitled to receive an amount equal to his annual base salary (excluding bonuses) payable in monthly installments over not more than twelve months plus continuation, during the severance payment period, of all medical benefits to which Mr. Burns was entitled under the agreement. Additionally, for a period of one year from the termination of the agreement for "cause" or a voluntary termination without "good reason" (as such terms are defined in the agreement), Mr. Burns may not (i) induce JPS Automotive employees to leave the employ of JPS Automotive, (ii) solicit customers of JPS Automotive within six months of such termination or (iii) engage in any business which would be competitive with the Company or JPS Automotive, or any subsidiary of either existing as of July 22, 1994. The Company has guaranteed all of JPS Automotive's payment obligations under Mr. Burns' employment agreement.

         On September 1, 1995, JPS Automotive and Mr. Gaskins entered into an employment agreement. The agreement provides for a three-year term commencing on September 1, 1995, and automatically renews for additional one-year terms unless notice of termination is given by the JPSGP Board of Directors. The agreement further provides that as compensation for all services rendered, Mr. Gaskins will receive compensation of $250,000 per year and shall be eligible to receive annual bonuses and participate in any executive incentive programs and employee benefit plans commensurate with his position as may from time to time be in effect. Mr. Gaskins' agreement provides for the grant by the Company's Stock Option Plan Committee of options to purchase 30,000 shares of Common Stock at a per share price equivalent to the closing price of the Common Stock on September 1, 1995, which options will be exercisable 20% annually, beginning one year after the date of grant. On December 6, 1995, Mr. Gaskins elected to exchange his options pursuant to the Stock Option Exchange Program. (See "Company Stock Option Program -- Stock Option Exchange Program"). In the event the agreement is terminated for any reason, Mr. Gaskins shall be entitled to receive any base salary or other compensation earned and not paid, including any bonuses for which Mr. Gaskins is eligible and has not yet received prior to the effective date of such termination. In the event the agreement is terminated by (i) JPS Automotive for "cause" or (ii) Mr. Gaskins other than for "good reason" (as such terms are defined in the agreement), Mr. Gaskins shall be entitled to receive an amount equal to one years's then current base salary, in twelve equal monthly installments following the date of such termination plus continuation during the severance period of all health care benefits, at JPS Automotive's expense, and participation in other JPS Automotive benefit plans to the extent permissible under the terms of such plans. Additionally, for a period of one year from any termination of employment with JPS Automotive, Mr. Gaskins shall not, directly or indirectly, (i) engage in any business activities reasonable determined by the Company to be competitive with JPS Automotive at the time of such termination; (ii) solicit or induce JPS Automotive employees to leave the employ of JPS Automotive or (iii) divert, or attempt to divert, any customer or supplier from doing business with JPS Automotive.

         In connection with the Company's acquisition of Perfect Fit, the Company entered into an amendment to an existing employment agreement, dated November 18, 1993, with Murphy L. Fontenot, a former Senior Vice President of the Company and President of Perfect Fit. Mr. Fontenot resigned from the Company and Perfect Fit in February 1996, thereby terminating the agreement, which would have otherwise expired on December 31, 1996. Pursuant to the terms of this agreement, Mr. Fontenot's base salary was $298,000 in Fiscal 1995.

Severance Plans

         In October 1995, the Board of Directors of the Company approved a plan to evaluate the potential reduction of long-term debt with, among other things, substantially all of the proceeds from the possible sale of the automotive carpet, trim and/or textile business of JPS Automotive (which together comprise substantially all of the assets of JPS Automotive). In connection with such plans, the Company implemented special severance benefits and a bonus plan for certain executives of JPS Automotive, including Messrs. Burns and Gaskins. Under the severance plan, if either Mr. Burns or Mr. Gaskins were involuntarily separated from the Company within one year of closing of such a sale, he would be entitled to the benefits under his employment agreement. The bonus plan provides for bonuses which are payable only upon the sale of one or more of the divisions of JPS Automotive.

Company Stock Option Plan

         Upon completion of the Company's initial public offering in December 1993 (the "IPO"), pursuant to the Company's 1993 Stock Option Plan (the "Stock Option Plan"), non-qualified stock options were issued to purchase (i) 248,600 shares of Common Stock at an exercise price equal to 90% of the $15.00 per share offering price in the IPO (the "IPO Price"), (ii) 1,000,000 shares of Common Stock at an exercise price equal to the IPO Price and (iii) 750,000 shares of Common Stock at an exercise price equal to 150% of the IPO Price. All of the options are exercisable at 90% and 150% of the IPO Price will become exercisable in cumulative annual installments of 20% each, beginning as of January 1, 1994, and all of the options exercisable at the IPO Price will become exercisable in cumulative annual installments of 20% each, beginning January 1, 1995.

         On January 11, 1995 and December 6, 1995, the Compensation Committee granted 210,000 (the "January Options") and 85,000 (the "December Options") options to purchase Common Stock to officers or key employees of the Company, respectively, pursuant to the Stock Option Plan. The January Options were granted at exercise prices ranging from $7.875 to $19.50 per share, representing the closing price of the Common Stock on each grantees' date of hire or date of grant. With the exception of Messrs. Burns and Gaskins and one other employee who is not a Named Executive Officer, whose vesting provisions were determined in accordance with their respective employment agreements, all options granted on such date will vest 20% annually, beginning one year after such grantees' date of hire. The December Options were granted pursuant to the terms of each grantees' employment agreement at exercise prices ranging from $7.625 to $9.50 per share, representing the closing price of the stock on the execution dates of the optionees' respective employment agreements.

         The following table provides information on option grants in Fiscal 1995 by the Company to the Named Executive Officers.




                  Foamex Option/SAR Grants in Last Fiscal Year

Name                          Number of    Percent          Exercise    Expira-    Market     Potential
- - - ----                         Securities    of Total         or Base     tion       Price on   Realizable
                             Underlying    Options/SARs     Price       Date       Date of    Value at
                              Options/     Granted to       ($/Sh)      --------   Grant      Assumed
                                SARs       Employees in     --------               --------   Annual
                            Granted(#)(1)  Fiscal                                             Rates of
                            -------------  Year                                               Stock
                                           ------------                                       Price
                                                                                              Appreciation
                                                                                              for
                                                                                              Option
                                                                                              Term(1)
                                                                                              ------------------
                                                                                              5%             10%
                                                                                              --             ---

Marshall S. Cogan              229,167       25.0%           $6.875   12/06/04     $6.875  $1,046,387     $2,409,660
Chairman of the Board
and Chief Executive
Officer

Jerry A. Burns                  49,107       5.4%             6.875   12/06/04      6.875     224,225        516,353
Senior Vice President
of the Company and
Chairman and Chief
Executive Officer of
JPS Automotive

Dean C. Gaskins                 41,353       4.5%             6.875   12/06/04      6.875     188,820        434,821
Executive Vice
President and Chief
Operating Officer of
JPS Automotive

Philip N. Smith, Jr.             7,028       0.8%             6.875   12/06/04      6.875      32,090         73,898
Vice President and
General Counsel


- - - -----------------------
(1) Based on December 31, 1995 market value of the Company's Common Stock of $7-3/8 per share.

Stock Option Exchange Program

         On December 6, 1995, the Stock Option Plan Committee approved the Stock Option Exchange Program which permitted optionees of record as of that date to exchange all options previously granted to be exchanged for options priced at the FMV share price, $6.875, as of the close of business on that date. The number of New Options to be exchanged for previously granted Old Options was determined on the basis of the ratio of the FMV on December 6, 1995 to the FMV or the discountshare value of the options when originally granted. New Options may not be exercised until December 6, 1996 and expire upon the same terms as the Old Options.

                                                 STOCK OPTION PLAN COMMITTEE


                                                 John V. Tunney, Chairman
                                                 Stuart J. Hershon

         The following table provides information on the Old Options repriced pursuant to the Stock Option Exchange Program in Fiscal 1995 by the Company to the Named Executive Officers.



                     Foamex Option/SAR Repricings (1)(2)(3)

                                  Number of
                                  Securities                                       Exercise
                                  Underlying    Number of New    Market Price of   price at                   Length of
                                 Options/SARs   Options After   Stock at Time of   Time of        New         Original Option
                                 Repriced or     the Exchange     Repricing or     Repricing or   Exercise    Term Remaining
Name                 Date          Amended                         Amendment       Amendment       Price      at
- - - ----                 ----        ------------   -------------   ---------------    ------------   --------    Date of
                                                                                                              Repricing
                                                                                                              ---------------

Marshall S. Cogan    12/06/95      750,000         229,167           $6.875        $22.50         $6.875      12/06/04
Chairman and Chief
  Executive Officer

Jerry A. Burns       12/06/95       75,000          49,107            6.875         10.50          6.875       6/28/04
Senior Vice
 President
 of the Company and
 Chairman and Chief
 Executive Officer
of JPS Automotive

Dean C. Gaskins      12/06/95       30,000          19,643            6.875        10.50           6.875       6/28/04
Executive Vice       12/06/95       30,000          21,711            6.875         9.50           6.875       9/01/05
 President and
 Chief
 Operating Officer
 of JPS Automotive

Philip N. Smith,     12/06/95        3,000          1,528             6.875         13.50          6.875      12/06/04
Jr.                  12/06/95       12,000          5,500             6.875         15.00          6.875      12/06/04
Vice President and
 General Counsel


- - - ------------------
(1) The Stock Option Exchange Program was adopted on December 6, 1995 and all exchanges were effected as of that date. There have been no other stock option repricings or amendments other than through the Stock Option Exchange Program by the Company since its inception in 1993; therefore, references in the table to "repricings in the past ten years" have been omitted.

(2) Murphy L. Fontenot resigned from the Company in February 1996 and all options granted to him were terminated at that time pursuant to the Stock Option Plan.

(3) Options exchanged pursuant to the Stock Exchange Program may not be exercised until December 6, 1996.

Trace Holdings Stock Option Plan

         In 1987, Trace Holdings established a Nonqualified Stock Option Plan (the "Trace Holdings Option Plan"), under which options for the purchase of shares of common stock of Trace Holdings may be granted to officers, directors and employees of Trace Holdings or its affiliates. Under the Trace Holdings Option Plan, options may generally be granted for a term not to exceed eleven years and are exercisable at the cumulative rate of one-third per year on the fifth, sixth and seventh anniversaries of the date of grant. Under the Trace Holdings Option Plan, the option exercise price of an option may not be less than the FMV of the common stock of Trace Holdings as of the date of grant. In 1988, Trace Holdings granted options to Mr. Smith to purchase 120 shares of common stock of Trace Holdings. The options expire eleven years from the date of grant and have an exercise price of $1,450.00 per share. No options have been subsequently granted to Named Executive Officers of the Company.


Aggregate Option Values

         The following table sets forth as of December 31, 1995 the number of options for the Company's Common Stock, the number of options for Trace Holdings' common stock and the value of the unexercised options and SARs held by the Named Executive Officers.



               Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values(1)

                                    Number of                                   Value of
                                    Securities                                Unexercised
                                    Underlying                               In-the-Money
                                    Unexercised                                Options/
                                      Options/                                     SARs
                                      SARs at                                  at Fiscal
                                    Fiscal Year                                   Year
                                        End                                       End
   Name                            Exercisable         Unexercisable           Exercisable             Unexercisable
   ----                            -----------         -------------           -----------             -------------

   Marshall S. Cogan                     --             229,167(2)                    $  0                  $114,584
   Jerry A. Burns                        --              49,107(2)                       0                    24,554
   Dean C. Gaskins                       --              41,353(2)                       0                    24,822
   Philip N. Smith, Jr.                  --               7,028(2)                       0                     3,514
                                     120(3)                  --                        (4)                       (4)
   Murphy L. Fontenot (5)                --              11,560(2)                     (6)                       (6)


- - - -----------------
(1)     No stock options or SARs were exercised in Fiscal 1995.

(2) These options are for Common Stock of the Company and were granted pursuant to the Company's Stock Option Plan. (3)These options are for common stock of Trace Holdings and were granted pursuant to the Trace Holdings Option Plan.

(4) Trace Holdings is a privately-held company. There is no public market for its securities and no valuation of Trace Holdings for the purpose of ascertaining the value of stock options has been undertaken.

(5) Mr. Fontenot resigned as an officer of the Company in February 1996. The options referred to in the above table were terminated pursuant to the Stock Option Plan.

(6) As of December 31, 1995, the exercise price of the reported options was greater than the current market price.

Pension Plans

        Effective December 31, 1994, the Foamex L.P. Salaried Employees Retirement Plan (the "Foamex Plan") merged with the General Felt Industries, Inc. Retirement Plan for Salaried Employees and the General Felt Industries Pension Plan for Bargaining Unit Employees National Sponge Cushion Division. The surviving plan is called the Foamex Group Salaried Employees Pension Plan (the "Retirement Plan"). The Retirement Plan is a defined benefit pension plan that is qualified under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and in which executive officers are eligible to participate.

        The Retirement Plan is a career pay plan. The Retirement Plan formula is 1.25% of annual compensation up to the Social Security Wage Base and 1.75% of annual compensation in excess of the Social Security Wage Base, subject to an annual compensation limit of $150,000. Prior to September 1, 1994, the Foamex Plan was a final average pay plan, with retirement benefits based upon earnings for the five consecutive years within the last ten years which yield the highest average yearly salary ("Final Average Compensation"). Annual benefit calculations under the Foamex Plan for service prior to June 1, 1994 will be the years of credited service multiplied by the sum of 2.0% of Final Average Compensation and 0.4% of Final Average Compensation in excess of the average of the Social Security Wage Bases over the 35-year period ending with the year an employee reaches age 65 (such 35-year average referred to herein as the "Covered Compensation"). For service subsequent to May 31, 1994, but before September 1, 1994, annual benefit calculations will be the years of credited service multiplied by the sum of 1.1% of Final Average Compensation and 0.4% of Final Average Compensation in excess of Covered Compensation. The actuarially determined cost of providing benefits under the Retirement Plan is provided by the Company. The participants are neither required nor permitted to make contributions.

        The compensation used as a basis for computing pension is salary as set forth in the Summary Compensation Table. In 1995, the compensation used as a basis for computing the pension of each of the Named Executive Officers participating in the Retirement Plan was $150,000 for each of Messrs. Cogan and Smith. Messrs. Burns, Gaskins and Fontenot were not plan participants in 1995.

        The estimated annual benefits under the Retirement Plan payable on retirement at normal retirement age, or immediately if the individual has reached normal retirement age, for each of the employees named in the Summary Compensation Table are as follows: Mr. Cogan, $23,900 and Mr. Smith, $34,900. These amounts assume the employees continue their employment with Foamex L.P. at present salary levels until normal retirement age. As of January 2, 1996, the Named Executive Officers participating in the Retirement Plan had been credited with years of service under the plan as follows: Mr. Cogan, 2.833 years and Mr. Smith, 2.833 years.

JPS Automotive Plan

        Prior to the JPS Automotive Acquisition, Messrs. Burns and Gaskins were participants in the Retirement Plan for Employees of JPS Textile (the "Textile Plan"). Upon the JPS Automotive Acquisition, Messrs. Burns and Gaskins ceased accruing benefits under the Textile Plan. As a consequence of the JPS Automotive Acquisition, JPS Automotive obligated itself to adopt a plan that would be substantially comparable to the Textile Plan (the "New JPS Automotive Plan"). JPS Automotive adopted the New JPS Automotive Plan effective January 1, 1995 at which time Messrs. Burns and Gaskins became participants in the New JPS Automotive Plan.

        In determining a participant's pension benefit under the New JPS Automotive Plan, all periods of employment with JPS Textile and any entity affiliated with JPS Textile have been disregarded and such benefit was determined solely on the basis of service with JPS Automotive since June 28, 1994. However, when determining an employee's eligibility and vested benefits, all periods of employment with JPS Textile and any entity affiliated with JPS Textile prior to December 29, 1994, and with JPS Automotive since June 28, 1994 were taken into account. The New JPS Automotive Plan is a final average compensation plan. Retirement benefits are based on the earnings (subject to an annual $150,000 maximum) for five consecutive years within the last ten years which yield the highest average yearly salary ("Final Average Compensation"). The annual benefit will be the years of credited service multiplied by the sum of 0.6% of final average compensation and 0.6% of final average compensation in excess of the Covered Compensation. The participants are neither required or permitted to make contributions.

        The following table illustrates estimated annual pensions under the New JPS Automotive Plan for various compensation levels and periods of credited service, assuming present compensation rates at all points in the past and until Normal Retirement Age (as defined in the New JPS Automotive Plan) and a constant Social Security Wage Base ($62,700 in 1996). The pension amount is expressed as a life annuity.


                               Pension Plan Table
                            Years of Credited Service

                               15               20             25             30           35
                             -------        ----------      ---------     ---------     --------
Current Compensation
$125,000                       $16,992        $22,656        $28,320       $33,984      $39,648
$150,000 and above             $21,492        $28,656        $35,820       $42,984      $50,148


         The compensation used for Messrs. Burns and Gaskins in computing pension is the salary set forth in the Summary Compensation Table. In 1995, the compensation used as a basis for computing each of Messrs. Burns' and Gaskins' pension was $150,000. The estimated annual benefit under the New JPS Automotive Plan payable at normal retirement age is $18,089 for Mr. Burns and $26,312 for Mr. Gaskins and assumes that each of them will continue their respective employment with JPS Automotive at their present salaries until normal retirement age. As of January 2, 1996, the Named Executive Officers participating in the New JPS Automotive Plan had been credited with years of service under the New JPS Automotive Plan as follows: Mr. Burns, 2 years and Mr. Gaskins, 2 years.

IRS Limitations

         Under the Internal Revenue Code, a participant's compensation in excess of $150,000 (as adjusted to reflect cost of living increases) is disregarded for purposes of determining pension benefits. Benefits accrued for plan years prior to 1994 on the basis of certain compensation in excess of $150,000 are preserved. In addition, as required by law, the maximum annual pension payable to a participant under a qualified pension plan in 1995 is $120,000, in the form of a qualified joint and survivor annuity, although certain benefits accrued prior to 1994 in excess of $120,000 are not subject to such limitation. Such limits have been included in the calculation of estimated annual benefit amounts listed above for each of the Named Executive Officers. The Company does not have a non-qualified defined benefit plan to provide payments in excess of limits imposed by the Internal Revenue Service.

         Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act or 1934, as amended (the "Exchange Act"), that might incorporate filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Compensation
Committee (the "Compensation Committee") and Stock Option Plan Committee (the "Stock Option Committee") on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

  REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK OPTION PLAN COMMITTEE
                         ON EXECUTIVE COMPENSATION

        The Compensation Committee's responsibilities include establishing the Company's policies governing the compensation of officers and other key executives of the Company. The Compensation Committee approves all elements of compensation for Executive Officers. The Stock Option Committee is responsible for the administration of the 1993 Stock Option Plan.

Executive Compensation The Company's compensation program consists of base salary, annual incentive payments, stock options and employee benefits. The goal of the Company's compensation program is to motivate and reward its executive officers and other key employees to improve long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. The Company's executive compensation program is designed to align executive compensation practices with increasing the value of the Company's Common Stock and to foster adherence to, and promotion of, the Company's business mission, values, strategic goals and annual objectives. The compensation levels for Messrs. Burns and Gaskins and certain other officers of the Company (or its subsidiaries) who are not Named Executive Officers, are determined pursuant to the terms of their respective employment agreements. Mr. Fontenot's compensation was determined pursuant to the terms of his employment agreement until his resignation in February 1996. See "Compensation of Executive Officers--Employment Agreements."

        The Compensation Committee will meet at least annually to review salary increases for the current year and incentive payments to be made in connection with the previous year's performance. The Compensation Committee will consider an executive's scope of responsibilities, level of experience, individual performance and attainment of pre-established goals as well as the Company's business plan and general economic factors. In making its decisions, and to maintain the desired levels of competitiveness and congruity with the Company's long-term performance goals, the Compensation Committee will receive input from the Company's President, Chief Operating Officer and Executive Vice President of Manufacturing and the Company's Human Resources Department.

Base Salary   The salary levels for executive officers are determined by such officer's level of job responsibility and experience, job performance and attainment of pre-established goals. Additional consideration is given to salaries for a comparable position within the industry and the Company's ability to pay. In December 1995, the Compensation Committee adopted a salary reduction program (the "Salary Reduction Program") pursuant to which all key employees of Foamex L.P. with annual salaries in excess of $150,000 received a 5% salary reduction effective January 1, 1996. The Salary Reduction Program further provides that if certain pre-established goals are met, (i) executives will receive a cash award equal to the amount of the salary reduction; (ii) salaries will be re-set to pre-reduction levels and (iii) a merit increase pool will be reinstated for potential salary increases. No cash awards will be made to executives who fail to meet the pre-established goals. The Compensation Committee believes that the Salary Reduction Program emphasizes the importance of reducing costs and focusing on performance, thereby helping to increase earnings and shareholder value.

Bonus   Bonus payouts to executive officers and other key employees of the
Company are based on the attainment of corporate earnings goals. Based on earnings results for Fiscal 1995, no bonus payments were made to the Company's executive officers and key employees, with the exception of Messrs. Burns, Gaskins and Fontenot, and certain other employees who are not Named Executive Officers, whose bonuses were determined pursuant to the terms of their respective employment agreements and were based upon achieving certain pre-established financial goals for JPS Automotive. For more information on Messrs. Burns', Gaskins' and Fontenot's bonus arrangements, see "Compensation of Executive Officers--Employment Agreements."

Options   The Stock Option Committee believes strongly that the interests of senior management must be closely aligned with those of the stockholders. Long-term incentives in the form of stock options provide a vehicle to reward executive officers only if there is an increase in stockholder value. Stock options are granted on a discretionary basis within a guideline range that takes into account the position responsibilities of executive officers and key employees of the Company whose contributions and skills are important to the long-term success of the Company. Stock options to purchase Common Stock providing long-term incentives may be granted to executive officers with a maximum term of ten years.

        In January 1995 and December 1995, the Stock Option Committee granted 210,000 and 85,000 options, respectively, to purchase Common Stock to officers or key employees of the Company. The January Options were awarded retroactive to the grantees' date of hire in 1994 and the December Options were granted in connection with the execution of the grantees' employment agreements. Such options were granted at exercise prices ranging from $7.875 to $19.50 per share, which prices represent the closing price of the Common Stock on each grantees' date of hire or effective date of their employment agreements, as the case may be.

        On December 6, 1995, the Stock Option Committee approved a stock option exchange which permitted optionees of record as of that date to exchange all options previously granted to be exchanged for options priced at the FMV share price, $6.875, as of the close of business on that date (the "Exchange Date"). The number of New Options to be exchanged for previously granted Old Options was determined on the basis of the ratio of the FMV on the Exchange Date to the FMV or the discount share value of the options when originally granted. This action was taken to restore the motivational value of option grants to Company executives and key employees which were granted at prices far above the Company's Fiscal 1995 stock prices.

Chief Executive Officer   In 1995, Mr. Cogan received $750,000 in compensation
from the Company. Mr. Cogan's salary was approved based upon a review of market data for similar positions, the exceptional contribution already made by Mr. Cogan to the Company as well as his continued leadership in positioning the Company to take advantage of emerging domestic and international long-term growth opportunities. Effective January 1, 1996, Mr. Cogan's salary was reduced by 5% pursuant to the Company's Salary Reduction Plan.

Policy Regarding Qualifying Compensation   Section 162(m) of the Internal
Revenue Code imposes a $1,000,000 ceiling on tax-deductible remuneration paid to the five most highly compensated executive officers of a publicly-held corporation, unless the compensation is treated as performance related. The compensation paid to each of the Company's Named Executive Officers is less than the $1,000,000 threshold. The Compensation Committee has not yet made any policy decisions with respect to this limit.

COMPENSATION COMMITTEE                    STOCK OPTION PLAN COMMITTEE

John V. Tunney, Chairman                    John V. Tunney, Chairman
Stuart J. Hershon                               Stuart J. Hershon
Carl Spielvogel

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee is comprised entirely of Outside Directors. No employee of the Company serves on the Compensation Committee. The Securities and Exchange Commission (the "SEC") requires issuers to disclose the existence of any other corporation in which both (i) an executive officer of the Company serves on the board of directors and/or compensation committee and (ii) a director of the Company serves as an executive officer. Carl Spielvogel is a member of the Committee and is the Chairman and Chief Executive Officer of UAG, an affiliate of Trace Holdings of which Trace Holdings indirectly owns approximately 40%. Mr. Cogan is Chairman of the Executive Committee of UAG, which would determine Mr. Spielvogel's compensation at UAG.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company regularly enters into transactions with its affiliates on terms it believes to be the same as could be obtained in third party transactions. Payments to affiliates by Foamex L.P., JPS Automotive and their respective subsidiaries in connection with any such transactions are governed by the provisions of the indentures for their public debt securities which generally provide that such transactions be on terms comparable to those generally available in equivalent transactions with third parties.

Certain Registration Rights

        As part of the IPO, the Company granted to each of Trace Holdings, Trace Foam, Marely and DLJ Funding, Inc. ("DLJ Funding") the right to demand the registration of the shares of Common Stock issued in exchange for their partnership interests, and to have such shares included in certain registration statements otherwise prepared by the Company. Each of Trace Foam Sub, as assignee of Trace Foam, Marely and DLJ Capital Corporation, as assignee of DLJ Funding ("DLJ Capital"), may only exercise such right twice. The Company also granted to John Rallis the right to have the shares issued in exchange for his partnership interest in Foamex L.P. included in certain registration statements otherwise prepared by the Company. The registration rights agreements between the Company and each of Trace Holdings, Trace Foam Sub, Marely, DLJ Capital and John Rallis provide for cross-indemnification and contribution rights, and for the Company to pay the expenses of registration (other than with respect to underwriting discounts, commissions and fees attributable to the sale of any securities as to which such entity possesses registration rights). Trace Holdings, Trace Foam Sub, Marely, DLJ Capital and Mr. Rallis have exercised their right to have their shares of Common Stock included in a registration statement under the Securities Act, which registration statement has been declared effective by the SEC. Pursuant to the terms of such Registration Rights Agreements, the Company filed a registration statement under the Securities Act relating to the shares subject to such agreements. The SEC declared such registration statement effective on December 13, 1994.

        In connection with the IPO, on December 14, 1993, Trace Holdings amended and restated its promissory notes to Recticel Foam Corporation ("RFC") (the "RFC Note") and to Generale Bank, New York Branch ("GBNY") (the "GBNY Note") and further pledged shares of Common Stock of the Company to RFC to secure the repayment of the RFC Note and to GBNY to secure the repayment of the GBNY Note. On December 14, 1993, the Company and each of RFC and GBNY executed a registration rights agreement pursuant to which the Company granted to each of RFC and GBNY the right to demand registration, at the Company's expense, of the shares pledged to secure the repayment of the RFC Note or the GBNY Note, as the case may be, at any time after an Event of Default (as defined in such notes) has occurred under the respective pledge agreements pursuant to which the shares of Common Stock are pledged.

        For a discussion of registration rights granted to certain former shareholders of Perfect Fit, see "--Certain Transactions Relating to the Acquisition of Perfect Fit.".

Loan Commitment Agreements

        As part of the IPO, the Company entered into Loan Commitment Agreements with DLJ Funding and Marely. These agreements provide that the Company will lend to DLJ Capital (assignee of DLJ Funding) and Marely amounts equal to certain tax liabilities incurred by DLJ Capital and Marely upon the closing of certain portions of the IPO. The Company currently estimates that it could be required to lend approximately $1.0 million to DLJ Capital and $4.0 million to Marely (without interest). In addition, the Company agreed to indemnify DLJ Capital and Marely against certain tax interest and tax penalties should they be imposed.

Recticel Supply Agreement

        On September 1, 1991, Foamex L.P. and Recticel (then known as Gechem s.a.), the parent corporation of RFC, entered into an agreement providing for the purchase by Foamex L.P. of scrap polyurethane foam, a major raw material in the production of bonded carpet cushion. During Fiscal 1995, Foamex L.P. paid Recticel $2.5 million for the purchase of scrap polyurethane foam under the contract which expired in June 1995. Management believes that the agreement was no less favorable to Foamex L.P. than that which Foamex L.P. could have obtained from unaffiliated third parties. Both Messrs. Cogan and Davignon are directors of Recticel.

Technology Sharing Arrangements

        In December 1992, Foamex L.P., Recticel and Beamech Group Limited ("Beamech"), an unaffiliated third party, formed a Swiss corporation to develop new manufacturing technology for the production of polyurethane foam. Each of Foamex L.P., Recticel and Beamech contributed or caused to be contributed to such corporation a combination of cash and technology valued at $1.5 million, $3.0 million and $1.5 million, respectively, for a 25%, 50% and 25% interest, respectively, in the corporation. Foamex L.P., Recticel and their affiliates have been granted a royalty-free license to use certain technology, and it is expected that the corporation will license use of such technology to other foam producers in exchange for royalty payments.

Aircraft Purchase Agreement

        Foamex L.P. was party to a lease agreement for an aircraft (the "Aircraft") with Trace Aviation Corp. (formerly known as '21' Aviation Corp.), a subsidiary of Trace Holdings ("Trace Aviation") until July 1995, pursuant to which Foamex L.P. paid Trace Aviation approximately $1.6 million under the lease agreement. The lease agreement also provided for the use of the airplane by Trace Holdings with remuneration to Foamex L.P. based on actual usage of the airplane, pursuant to which Trace Holdings paid to Foamex L.P. $0.6 million during Fiscal 1995.

        In August 1995, Foamex Aviation, Inc. ("Aviation"), a wholly-owned subsidiary of the Company, acquired the Aircraft ("Aircraft Purchase") from Trace Aviation for a purchase price of $3.0 million plus the assumption of approximately $11.6 million of debt relating to the Aircraft. The Foamex L.P. lease and other agreements were terminated in connection with the Aircraft Purchase. Aviation has engaged a third party to sell the Aircraft. Until the Aircraft is sold, Aviation has contracted with a third party for the exclusive charter of the Aircraft. In connection with the Aircraft Purchase, Trace Holdings has guaranteed to Aviation that it will receive certain minimum net proceeds from the sale and/or lease of the Aircraft. Management believes that the Aircraft Purchase and related transactions are no less favorable to the Aviation than that which Aviation could have obtained from an unaffiliated third party. Tax Sharing Agreement

        In 1992, Foamex L.P. and its partners entered into a tax sharing agreement, as amended (the "Foamex L.P. Tax Sharing Agreement"), pursuant to which Foamex L.P. agreed to make quarterly distributions to its partners which, in the aggregate, will equal the tax liability that Foamex L.P. would have paid if it had been a Delaware corporation filing separate tax returns rather than a Delaware partnership. In connection with the IPO and the attendant reallocation of partnership interests, the Foamex L.P. Tax Sharing Agreement was amended to provide that 99% of the payments would be made to the Company and its subsidiaries and 1% of the payments would be made to Trace Foam. In 1995, Foamex L.P. made payments of approximately $2.6 million pursuant to the terms of the Foamex L.P. Tax Sharing Agreement to the Company and its subsidiaries. Trace Foam did not receive any payments under the Tax Sharing Agreement during Fiscal 1995.

Noncompetition Agreement

        Pursuant to an agreement with Recticel, unless Recticel otherwise agrees, until December 18, 1996, the Company's operations are to be conducted only in North America, South America, Asia, New Zealand and Australia, subject to certain exceptions. An agreement among Trace Holdings, the Company, Foamex L.P. and Recticel provides that, subject to certain exceptions, until December 18, 1996, Recticel and its affiliates will only engage in the foam business in North America to the extent of such activities as of October 13, 1992. Recticel currently does not operate in North America in competition with the Company. The agreement also provides that, until December 18, 1996, Trace Holdings will not engage in the design, engineering, manufacture or marketing of polyurethane or other foam products other than through the Company, Foamex L.P. or any of their subsidiaries. Both Messrs. Cogan and Davignon, directors of the Company, are directors of Recticel.

Indemnification Regarding Environmental Matters

        Pursuant to an Asset Transfer Agreement between Foamex L.P. and RFC (the "RFC Asset Transfer Agreement"), Foamex L.P. is indemnified by RFC for any liabilities incurred by Foamex L.P. arising out of or resulting from, among other things, the ownership or use of any of the assets transferred pursuant to the RFC Asset Transfer Agreement or the conduct of the transferred business on or prior to October 2, 1990, including, without limitation, any loss actually arising out of or resulting from any events, occurrences, acts or activities occurring before October 2, 1990 or occurring after October 2, 1990 to the extent resulting from conditions existing on or prior to October 2, 1990, relating to (i) injuries to or the contraction of any diseases by any person resulting from exposure to Hazardous Substances (as defined in the RFC Asset Transfer Agreement) without regard to when such injuries or diseases are first manifested, (ii) the generation, processing, handling, storage or disposition of or contamination by any waste or Hazardous Substance, whether on or off the premises from which the transferred business has been conducted or (iii) any pollution or other damage or injury to the environment, whether on or off the premises from which the transferred business has been conducted. Foamex L.P. is also indemnified by RFC for any liabilities arising under Environmental Laws (as defined in the RFC Asset Transfer Agreement) relating to current or former RFC assets and for any liability for property damage or bodily harm relating to products of the transferred business shipped on or prior to October 2, 1990. Such indemnification is limited after December 1993 unless such liability is covered by insurance. Foamex L.P. has agreed to assume certain known environmental liabilities relating to the assets transferred by RFC to Foamex L.P., with an estimated remediation cost of less than $0.5 million, in exchange for a cash payment by RFC to Foamex L.P. approximately equal to the remediation cost for such environmental liabilities.

        Pursuant to the Asset Transfer Agreement, dated as of October 2, 1990, as amended, between Trace Holdings and Foamex L.P. (the "Trace Holdings Asset Transfer Agreement"), Foamex L.P. is indemnified by Trace Holdings for any liabilities incurred by Foamex L.P. arising out of or resulting from, among other things, the ownership or use of any of the assets transferred pursuant to the Trace Holdings Asset Transfer Agreement or the conduct of the transferred business on or prior to October 2, 1990, including, without limitation, any loss actually arising out of or resulting from any events, occurrences, acts or activities occurring after October 2, 1990, to the extent resulting from conditions existing on or prior to October 2, 1990, relating to (i) injuries to or the contraction of any diseases by any person resulting from exposure to

Hazardous Substances (as defined in the Trace Holdings Asset Transfer Agreement) without regard to when such injuries or diseases are first manifested, (ii) the generation, processing, handling, storage or disposition of or contamination by any waste or Hazardous Substance, whether on or off the premises from which the transferred business has been conducted or (iii) any pollution or other damage or injury to the environment, whether on or off the premises from which the transferred business has been conducted. Foamex L.P. is also indemnified by Trace Holdings for any liabilities arising under Environmental Laws (as defined in the Trace Holdings Asset Transfer Agreement) relating to current or former Trace Holdings' assets and for any liability relating to products of the transferred business shipped on or prior to October 2, 1990.


Certain Transactions Relating to the Acquisition of General Felt

        In connection with the Company's acquisition of General Felt in March 1993, Trace Holdings and General Felt entered into the General Felt Reimbursement Agreement pursuant to which Trace Holdings has agreed to reimburse General Felt on a pro rata basis reflecting the period of time each has occupied the facility for costs relating to a cleanup plan for a facility in Trenton, New Jersey formerly owned by General Felt. In Fiscal 1995, such pro rata amount attributable to Trace Holdings was $278,300.

Certain Transactions Relating to the Acquisition of Great Western

        In connection with its acquisition of Great Western in May 1993, Foamex L.P. entered into lease agreements dated May 1993, with Mr. Rallis, individually, or an affiliate of Mr. Rallis, relating to former Great Western manufacturing facilities. Aggregate lease payments in 1995 were $1.6 million. In connection therewith, Foamex L.P. has the option to purchase each of these properties at any time after April 2001 at a price equal to fair market value.

        Part of the aggregate consideration paid by Foamex L.P. for the assets of Great Western was in the form of a subordinated promissory note payable to Mr. Rallis in an original principal amount of $7,014,864 that bears interest at a rate of 6.0% per annum payable semi-annually.

Certain Transactions Relating to the Acquisition of Perfect Fit

        In connection with the acquisition of Perfect Fit in November 1993, Mr. Fontenot executed an amended promissory note (the "Fontenot Note") in favor of Perfect Fit pursuant to which Mr. Fontenot owes Pe rfect Fit approximately $620,725, including accrued interest. Pursuant to the terms of the Fontenot Note, Mr. Fontenot pledged shares of Common Stock owned by him in an amount equal to the principal amount of the Fontenot Note. The Fontenot Note is payable no later than November 1998, and may be prepaid in whole or in part at any time or from time to time without penalty. In April 1996, the Company requested prompt payment of the Fontenot Note.

        In 1993, the Company entered into a registration rights agreement with certain former shareholders of Perfect Fit. Such registration rights agreement provides for cross-indemnification and contribution rights, and for the Company to pay the expenses of registration (other than with respect to underwriting discounts, commissions and fees attributable to the sale certain shares of Common Stock issued in connection with the acquisition of Perfect Fit (the "Perfect Fit Shares). Pursuant to such registration rights agreement, the Company has included the Perfect Fit Shares in two registration statements under the Securities Act, which registration statements have been declared effective by the Commission.

Other Transactions

        The Company made charitable contributions to the Trace International Holdings, Inc. Foundation (the "Foundation") in the amount of $200,000 in Fiscal 1995. The Foundation is a Delaware tax-exempt private foundation. Marshall S. Cogan, Chairman and Chief Executive Officer of the Company and Foamex L.P., is the sole director of the Foundation.

        On July 8, 1993, Foamex L.P. loaned $3.0 million to Trace Holdings which loan was evidenced by a promissory note from Trace Holdings to Foamex L.P. at a rate of 9.5% interest in the original principal amount of $3.0 million. Interest is due and payable on demand, or if no demand is made, then on the same date as the original principal amount. On July 7, 1995, such note was amended and restated to include the original loan amount of $3.0 million and other receivables of $1.4 million and such note is due on July 7, 1996.

        In 1992, Foamex L.P. and Trace Foam entered into a management services agreement pursuant to which Trace Foam provides Foamex L.P. with general managerial services of a financial, technical, legal, commercial, administrative and/or advisory nature for an annual fee of $1.75 million, and reimbursement of expenses incurred. Management believes that the agreement is no less favorable to Foamex L.P. than that which Foamex L.P. could have obtained from unaffiliated third parties. In addition, certain employees of Trace Holdings and its affiliates provide services to the Company. The Company pays an allocated portion of the salaries of such employees based on the amount of time devoted to the Company's matters by such employees. During Fiscal 1995, such payments totaled approximately $1.1 million. Additionally, Trace Holdings subleases approximately 5,900 square feet of general, executive and administrative office space in New York, New York from Foamex L.P. on substantially the same terms as Foamex L.P. leases such space from a third party lessor. During Fiscal 1995, Trace Holdings was charged $590,000 in lease payments pursuant to the terms of the sublease.

                       ELIMINATION OF CLASS A COMMON STOCK

        The Company's Restated Certificate of Incorporation currently provides that the Company is authorized to issue 25,000,000 shares of Class A Common Stock, par value, $0.01 per share (the "Class A Common Stock") and, upon conversion or repurchase of all shares of the Class A Common Stock outstanding by the Company, such Class A Common Stock may not be reissued. These shares were authorized and issued prior to the Company's IPO in 1993 in connection with the purchase of Perfect Fit. All issued and outstanding shares of Class A Common Stock were converted into Common Stock at the closing of the IPO.

        The Company currently pays to the State of Delaware annual franchise taxes of approximately $14,000 on the Class A Common Stock. Because the Class A Common Stock may not be reissued and the existence of such shares provide no benefit to the Company, the Board of Directors has unanimously approved, and recommends that the stockholders approve, an amendment to the Company's Restated Certificate of Incorporation (the "Class A Common Stock Amendment") that would eliminate the Class A Common Stock from the authorized capital stock of the Company. A draft of the Class A Common Stock Amendment is attached hereto as "Exhibit A".

Vote Required

        The affirmative vote of at least two-thirds of the outstanding shares of Common Stock of the Company is required for approval of the Class A Common Stock Amendment.

        The Board of Directors recommends a vote "FOR" the proposed Class A Stock Amendment.

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

        Subject to stockholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P. as the independent accountants of the Company for Fiscal 1996. Coopers & Lybrand L.L.P. will examine the financial statements of the Company for the year 1996. This firm has examined the accounts of the Company since its inception in 1993 and for Foamex L.P. and its subsidiaries since fiscal year 1992. If the stockholders do not ratify this appointment, the Board will consider other independent accountants. One or more members of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to questions.

Vote Required

        The affirmative vote of a majority of the issued and outstanding shares of Common Stock is required for the ratification of the independent accountants.

        The Board of Directors recommends a vote "FOR" ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants.

                          SHARE INVESTMENT PERFORMANCE

        The following graph compares the cumulative total stockholder returns on the Common Stock based on an investment of $100 after the close of the market on
(i) December 7, 1993, the date of the Company's IPO; (ii) the close of the market on December 31, 1993; (iii) the close of the market on December 31, 1994 and (iv) the close of the market on December 31, 1995 against the Standard & Poor's Index ("S&P 500") and an industry peer group consisting of the following companies: Armstrong World Industries, Inc., Leggett & Platt, Inc., Sealed Air Corporation and Shaw Industries, Inc.

                 Comparison of 25-Month Cumulative Total Return*
            Among the Company, the S & P 500 and Industry Peer Group



                 12/7/93    12/31/93    12/31/94    12/31/95
                 -------    --------    --------    --------
Company            $100        111          66         48

S & P 500          $100        100         101        139

Peer Group         $100        116          82        110



- - - ------------------
   * $100 invested on 12/07/93 in stock or index, including reinvestment of dividends.

      FILINGS UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of the Company's stock, to file initial reports of ownership and reports of changes of ownership with the SEC and the NASDAQ National Market System, Inc. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on the Company's review of the copies of such forms furnished to the Company and written representations from the executive officers, directors and greater than 10% beneficial owners, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% owners were complied with.

                 STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 1997

        Any proposals intended to be presented to stockholders at the Company's 1997 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statements for such annual meeting by December 4, 1996. Such proposals must also meet other requirements of the rules of the SEC relating to stockholders' proposals and the requirements set forth in the Company's By-Laws.

        Pursuant to the By-Laws, stockholders proposing business to be brought before the Annual Meeting must deliver written notice thereof to the Secretary of the Company not later than the close of business on the tenth day following the date on which the Company first makes public disclosure of the date of the annual meeting. The stockholders' notice must contain a brief description of the business and reasons for conducting the business at an annual meeting, the name and address of the stockholder making the proposal, and any material interest of the stockholder in the business. The stockholder is also required to furnish a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to propose such business.

                                 OTHER BUSINESS

        It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors and the proposals described herein, and the Board of Directors was not aware, a reasonable time before this solicitation of proxies, of any other matters which might properly be presented for action at the meeting. If any other business should come before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

        Proxies in the form enclosed are solicited by or on behalf of the Board of Directors. The cost of this solicitation will be borne by the Company. In additional to the solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodian, nominees and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed $5,000.

        It is important the proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope.

                                            By Order of the Board of Directors



                                            Philip N. Smith, Jr.
                                            May 6, 1996

                                    Exhibit A

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            FOAMEX INTERNATIONAL INC.


                   ------------------------------------------

                        Under Section 242 of the General
                    Corporation Law of the State of Delaware

                   ------------------------------------------



        The undersigned, Philip N. Smith, Jr. and Tambra S. King, Vice President and Assistant Secretary, respectively, of Foamex International Inc., a Delaware corporation (the "Company"), do hereby certify as follows:

        FIRST:             That the name of the Company is Foamex
International Inc.

        SECOND: That the following resolutions were duly adopted by the Board of Directors of the Company, by means of a written consent, in accordance with the provisions of Sections 141(f) and 242(b) of the General Corporation Law of the State of Delaware (the "Delaware Law"):

        RESOLVED, that Paragraph A of Article IV of the Restated Certificate of Incorporation of the Company be amended and restated as follows:

                                  "ARTICLE IV.

                            AUTHORIZED CAPITAL STOCK


        A. The Corporation shall be authorized to issue two classes of shares of stock to be designated respectively, "Common Stock," and "Preferred Stock". The total number of shares of Common Stock that the Corporation shall have authority to issue shall be Fifty Million (50,000,000), par value $0.01 per share and the total number of shares of Preferred Stock that the Corporation shall have the authority to issue shall be Five Million (5,000,000), par value of $1.00 per share.

        RESOLVED FURTHER, that paragraph B of Article IV be deleted, and that paragraph C be redesignated paragraph B and that paragraph D be redesignated paragraph C.

        RESOLVED FURTHER, that Article VI of the Restated Certificate of Incorporation of the Company be amended and restated as follows:

                                   ARTICLE VI.

                              ELECTION OF DIRECTORS

        A. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be fixed from time to time by or pursuant to a resolution passed by the Board.

        B. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly created directorships resulting from any
      increase in the  authorized   number  of  directors,   and  any
      vacancies  on  the  Board   resulting  from  death,   resignation,
      disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board.

        C. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of
      Article IV of the Restated Certificate of Incorporation, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminated pursuant to said provisions, whichever occurs earlier, subject to his death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly. Notwithstanding the foregoing, whenever, pursuant to the provisions of
      Article VI of this Restated Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Restated Certificate of Incorporation and the Certificate of Designations applicable thereto.

        D. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV of this Restated Certificate of Incorporation, any director may be removed from office only for cause and only by the affirmative vote of the holders of 66-2/3% or more of the combined voting power of the then-outstanding shares of Voting Stock at a meeting of stockholders called for that purpose, voting together as a single class.

        FOURTH: That the foregoing amnedment was approved by at least two-thirds of the issued and outstanding shares of stock of the Company at a duly called meeting of the Company in accordance with the provisions of
Section 242(b) of the Delaware Law.

        IN WITNESS WHEREOF, said Company has caused this Certificate of Amendment to the Restated Certificate of Incorporation of the Company to be signed by the undersigned, this the 23rd day of May, 1996.


                           FOAMEX INTERNATIONAL INC.


                           By:________________________________
                                        Philip N. Smith, Jr.
                                        Vice President


ATTEST:


By:_________________________________
   Tambra S. King, Assistant Secretary

                              [FRONT OF PROXY CARD]


0116150.01
                            FOAMEX INTERNATIONAL INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby revokes all prior proxies and appoints Marshall S. Cogan, John Rallis and Philip N. Smith, Jr., and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Foamex International Inc. Common Stock which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on Thursday, May 23, 1996, at 10:30 a.m., the offices of the Corporation, 1000 Columbia Avenue, Linwood, PA 19061, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

         The proxy will be voted as specified. If no specification is made, it will be voted for the election of directors and for proposals 1, 2, & 4.


                           [BACK OF PROXY CARD]




                                            Please mark your    |X|
                                            votes as
                                            indicated  in
                                            this example


1.   To amend the Company's Restated Certificate of         2.   To elect nine  directors to serve until the 1997
     Incorporation to provide for a single class of              annual meeting of stockholders or until their
     directors;                                                  respective successors are duly elected and
                                                                 qualified;

                                                                  FOR all nominees listed               WITHHOLD authority
                                                                  (except as marked to               to vote for all nominees
     FOR    AGAINST     ABSTAIN                                     the contrary)                            listed
     [ ]      [ ]         [ ]                                            [ ]                                  [ ]


3.   To amend the Company's Restated Certificate of         4.   To ratify the selection of Coopers & Lybrand
     Incorporation to eliminate the Company's Class A            L.L.P. as the Company's independent accountants
     Common Stock;                                               for the year ending December 29, 1996 ("Fiscal
                                                                 1996"); and

     FOR    AGAINST     ABSTAIN
     [ ]      [ ]         [ ]                                    FOR    AGAINST    ABSTAIN
                                                                 [ ]      [ ]        [ ]

SALVATORE J. BONANNO, MARSHALL S. COGAN, ETIENNE            5.   To transact such other business as may properly
DAVIGNON, ANDREA FARACE, ROBERT J. HAY, STUART J.                come before the meeting of any adjournment or
HERSHON, JOHN RALLIS, CARL SPIELVOGEL, JOHN V. TUNNEY            postponement thereof.

Instructions: To withhold authority to vote for any
nominee, write that nominee's name in the
      space provided below.
                                                                 -----------------------------------------
                                                                             Signature of Stockholder(s)

                                                                 -----------------------------------------
- - - ------------------------------------------                      Date



                    Note: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

              Please sign, date and return this proxy promptly in the enclosed postage paid envelope.